EXHIBIT 99

(GRAPHIC OMITTED)

CUMMINS INC.                                                            NEWS RELEASE
Jason Rawlings Public Relations Director 812-377-7719

For Immediate Release
Date: - January 29, 2003

Cummins Inc. Reports Full-Year Earnings of $1.89 Diluted Earnings Per Share
--Cash Flow of $122 Million Exceeds Company's Projections--
--Engine Business Dramatically Improves Results--
--Filtration Business Delivers Q4 EBIT Margins of 11.5 Percent--
--International Distributor Business Unit Delivers Q4 EBIT Margins of 7.8 Percent in First Year--
--Earnings Reflect One-Time Positive Income Tax Adjustment of $57 Million --
-- Company Identifies $30 Million to $40 Million Non-Cash Accounts Payable Adjustment --

Columbus, IN, January 29, 2003 - - - Cummins Inc. (NYSE: CUM) today reported earnings for the year ended December 31, 2002, of $73 million or $1.89 diluted earnings per share on sales of $5.85 billion, compared to a loss of $102 million or ($2.66) diluted earnings per share on sales of $5.68 billion for the prior year. These earnings are before the impact, if any, of the non-cash accounts payable adjustment discussed below. Cummins delivered a profit for the full year, with three of Cummins four business units performing at or above expectations. The fourth business unit, Power Generation, did not meet the Company's expectations due to a significant slowdown in most of its markets.

Net earnings in the fourth quarter of 2002 were $47 million, or $1.12 diluted earnings per share, compared to $3 million, or $.08 per share, in the fourth quarter of 2001. Again, these earnings are before the impact, if any, of the non-cash accounts payable adjustment discussed below.

For the full year, Cummins recorded sales of $5.85 billion, compared to sales of $5.68 billion in 2001, an increase of 3 percent. For the fourth quarter, Cummins recorded sales of $1.41 billion, reflecting decreased sales in most North American automotive markets and the Power Generation Business, partially offset by higher sales in the Dodge Ram business.

Included in the full-year and fourth-quarter earnings is a one-time positive income tax adjustment of $57 million or $1.47 diluted earnings per share for the year.

Free cash flow for the year totaled $122 million, far exceeding the Company's projections. This was accomplished as the Company significantly reduced its capital expenditures in 2002, and continued to make progress in further reducing working capital.

"We have delivered solid and improving results, and because of our ongoing cost reduction efforts, we are positioned for the upturn in our markets when it happens," said Tim Solso, Cummins Chairman and CEO.

Engine Business

The Engine Business Unit dramatically improved its results during 2002, going from a $91 million loss before interest and taxes in 2001 to a profit of $28 million before interest and taxes on a sales increase of $314 million. The Engine Business recorded a loss for the quarter due to the significant drop in demand in many markets following the October 1 emission standards change in the United States. However, sales to DaimlerChrysler for the award-winning 2003 model Dodge Ram pick-up truck were very strong during the period.

In addition, the Engine Business delivered on its commitment to meet the Environmental Protection Agency's (EPA) October 1 deadline for new diesel emission standards. Cummins was the first diesel manufacturer to have an engine certified to the new standards. Three engines - - the 6-liter ISB, 11-liter ISM and 15-liter ISX - - were certified before the EPA deadline.

"Our ISX engines have been receiving high marks for reliability, performance and power," said Joe Loughrey, Engine Business President. "We see these good customer reviews, coupled with the number of aging fleets on the highways and shrinking used-truck inventories, as positive signs for increased future orders."

Filtration and Other

The Filtration and Other Business Unit delivered a profit of $88 million before interest and taxes for the year and experienced solid sales gains and increased profitability in a difficult global economy. During the past year, the Filtration Business aggressively pursued cost-cutting initiatives to enhance its competitive position and launched a new business, Emission Solutions.

Sales for the quarter were $244 million and profits before interest and taxes were $28 million. Compared to the previous year, sales increased 3 percent and profits were up an impressive 22 percent. Sales improvement came from market share gains in North America, Europe and the Middle East in both original equipment manufacturers and aftermarket segments, as well as key international markets in Asia and the Pacific Rim.

International Distributor

For the full year, the International Distributor Business delivered a profit of $33 million before interest and taxes on slightly higher sales and despite a significant foreign exchange loss in the first quarter due to the economic instability in Argentina.

Fourth quarter sales were $153 million and profits before interest and taxes were $12 million. Compared to the fourth quarter of 2001, sales were up 2 percent and profits were up 50 percent. The International Distributor Business saw strong financial performance from distributors located in all regions of the world, including those in China, Singapore, India, Dubai, South Africa, Belgium, Brazil and Chile.

Power Generation

The Power Generation Business Unit's financial results for 2002 suffered from the effects of a severe drop in its principal markets. As a result, Power Generation's profits fell from $81 million in 2001 to a loss of $27 million in 2002. The Power Generation Business is undergoing a wide-ranging and aggressive cost-reduction effort to drive improvement in its results, even in the midst of a downturn in its markets.

Liquidity

As noted above, the Company generated significant free cash flow in 2002 and expects to generate significant positive cash flow in 2003. During the fourth quarter of 2002, the Company completed two major financings. The Company finalized a new three-year revolving credit facility for $385 million with its bank groups. The Company also issued $250 million in senior notes. With these financing arrangements in place, the Company has substantial liquidity to fund its operating needs, including a reasonable cushion for unforeseen circumstances.

Guidance

Due to the continued weakness in Power Generation markets, the Company is setting its guidance for 2003 at $1.80 to $2.00 per share. The Company still expects revenue growth of 5 to 10 percent above 2002 levels, assuming modest economic recovery in the second half of the year. Free cash flow for the year is expected to be in the range of $70 million to $80 million, after capital expenditures of approximately $130 million.

As reported previously, Cummins has adopted a strategy to provide additional funding into our pension plans over a several-year period, including approximately $30 million in incremental funding in 2003. Cummins has also taken a more conservative view of asset performance going forward by reducing return assumptions in the U.S. from 10 percent to 8.5 percent. These changes, which have been factored into our guidance for 2003, were reported in the third quarter of 2002 and have not been revised.

Non-Cash Accounts Payable Adjustment

The Company also announced that it believes that it will need to make a non-cash adjustment concerning an understatement of accounts payable from 1998 through 2002 of $30 million to $40 million. This was primarily related to the implementation of a new enterprise resource planning system in one of its plants. This adjustment does not affect the Company's operations going forward. The Company has advised the Securities and Exchange Commission (SEC) of this matter, and will work closely with the SEC and the Company's auditors, PricewaterhouseCoopers LLP, to determine the appropriate accounting treatment and any potential impact on the Company's historical financial statements for the affected years. PricewaterhouseCoopers replaced Arthur Andersen as Cummins auditors in April 2002.

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 500 company-owned and independent distributor locations in 131 countries and territories. With 24,900 employees worldwide, Cummins reported sales of $5.9 billion in 2002. Press releases by fax can be requested by calling News On Demand (toll free) at 888-329-2305. The Cummins home page can be found at www.cummins.com.

Information provided and statements on the webcast and in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.